Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations Inquiries: Edmund E. Kroll, Jr. Senior Vice President, Finance & Investor Relations (212) 759-0382

Media Relations Inquiries: Cary D. Hobbs Senior Vice President, Business Management & Integration (314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES
2009 FINANCIAL GUIDANCE AND RELATED UPDATES

ST. LOUIS, MISSOURI (December 19, 2008)—Centene Corporation (NYSE: CNC) announced today its 2009 financial guidance.  As a result of the Company’s previously announced decision to exit from the New Jersey market, operations of University Health Plans, Inc. will be classified as discontinued operations and have been excluded from the guidance provided.  All discussions below are in the context of continuing operations, unless otherwise stated. For its 2009 fiscal year, the Company expects:

•	Revenues in the range of $3.650 billion to $3.775 billion, excluding premium taxes.

•	Earnings per diluted share of approximately $1.82 to $1.94.

•	Consolidated Health Benefits Ratio, net of premium taxes, which reflects medical costs as a percentage of premium revenues, of approximately 82.0% to 84.0%.

•	Consolidated G&A expense ratio in the range of 13.0% to 13.5%, net of premium taxes.

•	Effective tax rate of approximately 38.0% and diluted shares outstanding of approximately 44.8 million.

Eric R. Slusser, Centene’s Chief Financial Officer, stated, “The 2009 financial guidance anticipates the conversion of Florida membership to an at-risk health plan, continued expansion of our South Carolina membership, full year contributions from Texas Foster Care, Celtic and the new Arizona acute care contract and low single digit rate increases.”

Centene reaffirms its 2008 financial guidance in the previously announced ranges, exclusive of any one time charges and reclassifications associated with the sale of our New Jersey health plan.  Full year 2008 earnings will be reported on February 10th, 2009, with the conference call at 8:30 AM (Eastern Time).

Separately, Centene has received notification of approval to serve Florida Medicaid members on a full-risk basis effective January 1, 2009. Sunshine State Health Plan, a wholly-owned subsidiary of Centene, will begin to convert members from its joint venture partner, Access Health Solutions, LLC, in the Tampa Bay and Miami-Dade markets in the first quarter of 2009.  Sunshine will collaborate with the Florida Agency for Healthcare Administration and Access to expand its geographic presence in Florida and transition the Access members to Sunshine throughout 2009.

As previously announced, Centene entered into two agreements with AMERIGROUP on November 19, 2008 under which Centene would sell to AMERIGROUP certain assets in New Jersey and would purchase from AMERIGROUP certain assets in South Carolina.  Closing of the transactions is contingent upon regulatory approvals and satisfaction of other conditions.  Since the announcement of the transactions, issues have arisen that have required the parties to discuss the satisfaction of certain closing conditions.  The parties are in discussions to resolve these matters and it remains Centene’s objective to close both transactions.

Centene will host a conference call today at 8:30 AM (Eastern Time) to discuss the details of its guidance.  Michael F. Neidorff, Chairman and Chief Executive Officer, and Eric R. Slusser, Executive Vice President and Chief Financial Officer, of Centene Corporation will lead the call.

Investors and other interested parties are invited to listen to the conference call by dialing 800-273-1254 in the U.S. and Canada, 973-638-3440 from abroad, or via a live Internet broadcast on the Company's website at www.centene.com, under the Investor Relations section.

A replay will be available for on-demand listening shortly after the completion of the call until 11:59 PM (Eastern Time) on January 2, 2009, at the aforementioned URL, or by dialing 800-642-1687 in the U.S. and Canada, or 706-645-9291 from abroad, and entering access code 74434480.

About Centene Corporation
Centene Corporation is a leading multi-line healthcare enterprise that provides programs and related services to individuals receiving benefits under Medicaid, including the State Children’s Health Insurance Program (SCHIP), as well as Aged, Blind, or Disabled (ABD), Foster Care, Long-Term Care and Medicare (Special Needs Plans).  The Company operates local health plans and offers a range of healthcare solutions for the rising number of uninsured Americans.  It contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, life and health management, managed vision, nurse triage, pharmacy benefits management and treatment compliance. Information regarding Centene is available via the Internet at www.centene.com.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses, competition, changes in healthcare practices, changes in federal or state laws or regulations, inflation, provider contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts by state governments would also negatively affect Centene.

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